EXHIBIT 10(rr)
DARDEN RESTAURANTS, INC.

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) between Darden Restaurants, Inc., a Florida corporation (the “Company”), and [NAME OF EXECUTIVE] (the “Executive”) is hereby entered into as of the date this Agreement is signed by the Executive.

WHEREAS, the Company considers it essential to foster the continuous employment of the Executive and recognizes that the possibility of a Change in Control (as hereinafter defined) of the Company exists and that such possibility, and the uncertainty that it may cause, may result in the departure or distraction of the Executive, to the detriment of the Company and its stockholders; and

WHEREAS, the Company desires to encourage the continued employment of the Executive by the Company and wants assurance that it shall have the continued dedication, loyalty and service of, and the availability of objective advice and counsel from, the Executive notwithstanding the possibility, threat or occurrence of a Change in Control.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.Certain Definitions. In addition to those terms elsewhere defined herein, when used herein, the following capitalized terms shall have the meanings indicated below in this Section 1.

(a)“Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability of Code Section 280G and of the tax imposed by Code Section 4999) selected by the Company immediately prior to a Change in Control.

(b)“Base Salary” means the Executive’s annual base salary at the rate in effect at the time the Notice of Termination was given without giving effect to any reduction thereof that would constitute grounds for a resignation for Good Reason.

(c)“Board” means the Board of Directors of the Company.

(d)“Cause” means (i) an act or acts of fraud or misappropriation on the Executive’s part which result in or are intended to result in the Executive’s personal enrichment at the expense of the Company and which constitute a criminal offense under State or Federal laws, (ii) the Executive’s continued failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by [for the CEO: the Applicable Board (as defined below) / for other executives: the Chief Executive Officer of the Company], which demand specifically identifies the manner in which [for the CEO: the Applicable Board / for other executives: the Chief Executive Officer of the Company] believes that the Executive has not substantially performed the Executive’s duties; (iii) the Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iv) the

Executive’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the Executive’s employment with the Company.

The Executive’s termination of employment shall not be deemed to be for “Cause” unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies (as defined below) and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”) (excluding the Executive, if the Executive is a member of the Applicable Board), finding that the Executive is guilty of the conduct described in any of clauses (i)-(iv) above, after having afforded the Executive a reasonable opportunity to appear in person together with counsel before the Applicable Board and to present such evidence as the Executive deemed appropriate. For purposes of this Agreement, an act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.

(e)“Change in Control” means:

i.Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(e), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company (an “Affiliated Company”) or (D) any acquisition pursuant to a transaction that complies with Sections 1(e)(ii)(x), (y) and (z);

ii.Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

iii.Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination for Cause or any later date specified therein (which date shall be not more than thirty (30) days after giving such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the 30th day following receipt by the Company of the Notice of Termination for Good Reason if the Company fails to cure the condition giving rise to Good Reason during the 30-day cure period, or any later date specified therein, as the case may be, provided that such date may not be more than sixty (60) days following the Company’s receipt of the Notice of Termination, (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the date on which it is determined that the Executive has a Disability, as the case may be, and (v) if the Executive’s employment is terminated by the Executive without Good Reason (and not due to Disability), the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not more than thirty (30) days after giving such notice), as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

(h)“Disability” means a physical or mental disability which materially interferes with the capacity of the Executive in fulfilling the Executive’s responsibilities and which shall qualify the Executive for disability benefits under the Company-sponsored plan in which the Executive participates.

(i)“Effective Date” means the first date during the Contract Period (as defined in Section 2 hereof) on which a Change in Control occurs.

(j)“Excise Tax” means, collectively, (i) the tax imposed by Section 4999 of the Code, (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).

(k)“Good Reason” means:

i.    without the express written consent of the Executive (A) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the Effective Date or (B) any other substantial adverse change in such position (including titles), authority or responsibilities;

ii.    a material reduction in the Executive’s base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the Effective Date, other than (A) an inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive or (B) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Company generally; or

iii.    any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 9(e).

The Executive shall only have Good Reason if (A) the Executive has provided Notice of Termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (B) the Company has been given at least thirty (30) days following receipt of such notice to cure such condition, and (C) if such condition is not cured within such thirty (30) day period, the Executive actually terminates employment within sixty (60) days after the Notice of Termination. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iii) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments provided hereunder upon a termination of employment for Good Reason.

(l)“Notice of Termination” means a written notice of termination of employment for Cause given by the Company to the Executive or a written notice of termination of employment for Good Reason or otherwise given by the Executive to the Company, in either case in the manner specified in Section 9(k), which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination.

(m)“Qualifying Termination” means the Executive’s termination of employment initiated by the Company other than for Cause or by reason of the Executive’s death or Disability, or initiated by the Executive for Good Reason, in either case during the time period commencing on the Effective Date and continuing until the earlier of (i) the two-year anniversary of such date and (ii) the date of the Executive’s termination of employment by reason of death or Disability.

(n)“Release” means an agreement under which the Executive provides a release of claims against the Company in a form provided to the Executive by the Company in connection with the payment of the severance benefits under this Agreement.

(o)“Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days, during which the Executive is permitted to consider whether or not to sign the Release.

(p)“Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days, during which the Executive is permitted to revoke the executed Release.

(q)“Target Bonus” means the Executive’s target annual cash incentive in effect for the fiscal year in which the Date of Termination occurs.

2.Contract Period. The “Contract Period” is the period commencing on the date this Agreement is signed by the Executive and ending on the next December 31 after such date; provided that, on such December 31, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Contract Period shall be automatically extended for one additional year, unless at least thirty (30) days prior to any Renewal Date, the Company shall give notice to the Executive that the Contract Period shall not be so extended, in which case this Agreement shall terminate on such next December 31 (the “Expiration Date”). Notwithstanding the foregoing, in the event that a Change in Control occurs prior to the Expiration Date, this Agreement shall remain effective indefinitely thereafter with respect to any and all consequences flowing from that Change in Control under the terms of this Agreement. However, after a Change in Control, the Company may terminate this Agreement with respect to any further Change in Control that might occur after a future Renewal Date by giving a notice of non-renewal to the Executive as contemplated above in this Section 2.

3.Obligations of the Company upon Qualifying Termination. Upon a Qualifying Termination, the Executive shall be entitled to receive the payments described in this Section 3, subject to the Release requirement specified below. Within seven (7) days following the Date of Termination, the Company shall provide the Executive with a Release substantially in the form of the Release attached hereto as Exhibit A. As a condition of receiving the severance payment described in Section 3(b) below, the Executive must execute and deliver the Release to the Company within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Executive, and the Executive must comply with the restrictive covenants set out in Section 6 hereof. In the event the Executive breaches one or more of such restrictive covenants, the Executive shall forfeit or repay to the Company, as applicable, the amount of such severance payment.

(a)    The Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Date of Termination, the Executive’s Base Salary through the Date of Termination if not theretofore paid (the “Accrued Base Salary”).

(b)    The Company shall pay to the Executive, in a lump sum in cash within sixty (60) days after the Date of Termination (except as provided in Section 7 hereof), the aggregate of the following amounts:

i.    an amount equal to [for the CEO: two (2) times / for other executives: one and one-half (1.5) times] the sum of (i) the Base Salary and (ii) the Target Bonus; and

ii.    an amount equal to [for the CEO: twenty-four (24) / for other executives: eighteen (18)] times the monthly COBRA charge in effect on the Date of Termination for the type of Company-provided group health plan coverage in effect for the Executive (e.g., family coverage) on the Date of Termination less the monthly active employee charge for such coverage in effect on the Date of Termination.

Notwithstanding the foregoing, if the sixty (60) day period referenced above in this Section 3(b) will end during a different taxable year of the Executive than the Executive’s taxable year in which the Date of Termination occurs, then, to the extent that the severance payment provided for in this Section 3(b) constitutes nonqualified deferred compensation subject to Section 409A of the Code, the severance payment shall not be made earlier than the first business day of the later of such taxable years.

4.Termination of Employment due to Death or Disability. If, within two (2) years after the Effective Date, the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall pay to the Executive with the Accrued Base Salary within thirty (30) days of the Date of Termination, and shall have no other severance obligations under this Agreement.

5.Termination of Employment by the Executive other than for Good Reason or by the Company for Cause. If, within two years after the Effective Date, (x) the Executive’s employment is terminated by the Company for Cause or (y) the Executive voluntary terminates the Executive’s employment other than for Good Reason, the Company shall pay to the Executive the Accrued Base Salary within thirty (30) days of the Date of Termination, and shall have no other severance obligations under this Agreement.

6.Restrictive Covenants.

(a)    Non-Disparagement. The Executive agrees that the Company’s reputation and goodwill in the marketplace is of utmost importance and value to the Company. The Executive further agrees not to make, publish or cause to be published any public or private statement or comments disparaging or defaming the Company, its subsidiaries or affiliates, the Board or the management of those companies. The Executive acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, competitors, vendors, and employees (past and present). The Executive further understands and agrees that this Section is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement, and that the Company would be irreparably harmed by violation of this provision.

(b)    No Reemployment. The Executive agrees that the Executive is not eligible for reemployment or independent contractor status with the Company and hereby waives any claim of right to reemployment by the Company, including any of its subsidiaries or affiliates. The Executive also agree that the Executive is not now seeking and shall not in the future seek employment or independent contractor status with the Company. The Executive agrees that if, for some reason, the Executive is reemployed by the Company in any capacity, such employment shall be immediately terminated upon the Company’s discovery of such employment. The Executive further agrees that upon the Company’s termination of such employment, the Executive shall make no claim whatsoever as a result of such termination.

(c)    Cooperation. The Executive agrees that after the Date of Termination, the Executive shall make the Executive available at reasonable times, intervals and places for interviews, consultations, internal investigations and/or testimony during which the Executive shall provide to the Company, or its designated attorneys or agents, any and all information known to the Executive regarding or relating to the Company or the Executive’s activities on behalf of the Company pertaining to the subject matter on which the Executive’s cooperation is sought. The Executive agrees to remain involved for so long as any such matters shall be pending. The Executive further agrees that if the Executive is ever subpoenaed or otherwise required by law to provide any statement or other assistance to a party to a dispute or litigation with the Company, other than the Company, then the Executive shall provide written notice of the circumstances requiring such statement or other assistance, including where applicable a copy of the subpoena or other legal writ, in such a manner and at such a time that allows the Company to timely respond. Nothing herein shall prevent the Executive from cooperating with co-defendants in litigation or with inquiry in a government investigation without a need to obtain prior consent or approval from the Company; provided, however, the Executive shall provide prompt notice of any voluntary giving of oral or written statements to such parties, and provide to the Company a copy of any written statement so given or a summary of any oral statement provided.

(d)    Non-Disclosure.

i.    During the course of the Executive’s employment, the Executive has received some or all of the Company’s various Trade Secrets (as defined under applicable law) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities, (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by you in furtherance of your duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (all of which constitutes “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by the Executive concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.

ii.    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and shall remain the sole and exclusive property of the Company. For a period of five (5) years following the date on which the Executive’s employment with the Company terminates, the Executive agrees that the Executive shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party; provided, however, that the Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event the Executive shall promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.

iii.    As of the date on which the Executive’s employment with the Company terminates, the Executive agrees to promptly deliver to the Company all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports , computers, phones, personal digital assistants, books, records, videos, cards, keys, Company credit cards and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by the Executive in connection with the Executive’s employment with the Company (including all copies of the foregoing) in the Executive’s possession or control, and all of the Company’s equipment and other materials in the Executive’s possession or control (collectively “Company Property”). The Executive agrees to allow the Company, at its request, to verify return of Company Property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during the Executive’s employment with the Company.

iv.    Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or the Executive’s duties under the applicable law relating to Trade Secrets.

(e)    Non-Competition. The Executive agrees that for a period of twenty-four (24) months following the Date of Termination (the “Restricted Period”), the Executive shall not provide or perform the same or substantially similar services that the Executive provided to the Company, on behalf of any Direct Competitor, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business. Nothing in this provision shall divest the Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

(f)    Non-Solicitation. The Executive agrees that the Executive shall not at any time during the Restricted Period, on behalf of the Executive or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom the Executive has had Material Contact during the last two years of the Executive’s employment, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between the Executive and a Person: (1) with whom or which the Executive dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by the Executive; (3) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of the Executive’s association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for the Executive within two (2) years prior to the Date of Termination. “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise.

(g)    Non-Recruitment. The Executive agrees that during the Restricted Period, the Executive shall not, on behalf of the Executive or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom the Executive has worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at shall. The provisions of this Section 6(g) shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation.

(h)    Acknowledgements. The Executive acknowledges that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. The Executive therefore acknowledges that the Territory in which the Company’s business is conducted is, at the very least, throughout the United States. The Executive further acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, good shall, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests. The Executive acknowledges that the consideration, including this Agreement and the Confidential Information and Trade Secrets provided to the Executive, gives rise to the Company’s interest in restraining the Executive from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good shall, business relationships, employees, economic advantages, and/or other legitimate business interests, and shall not prevent the Executive from earning a livelihood.

(i)    Survival of Covenants. The provisions and restrictive covenants in this Section 6 shall survive the expiration or termination of this Agreement for any reason. The Executive agrees not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section 6. The Executive further agrees to notify all future persons, or businesses, with which the Executive becomes affiliated or employed by, of the provisions and restrictions set forth in this Section 6, prior to the commencement of any such affiliation or employment.

(j)    Injunctive Relief. The Executive acknowledges that if the Executive breaches or threatens to breach any of the provisions of this Agreement, the Executive’s actions shall cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if the Executive breaches or threatens to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. The Executive hereby waives the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Executive’s agreements under this Agreement.

(k)    Extinguishment of Rights and Return of Consideration. Upon the Company’s good faith determination of a violation by the Executive of any of the terms of this Section 6, the Executive understands and agrees that, in addition to the Company’s rights to obtain injunctive relief and damages for such violation, any and all rights to any payments or benefits under this Agreement, whether vested or unvested, shall be extinguished, and that the Executive shall be obligated to return any consideration paid to the Executive in exchange for the promises contained herein.

7.Section 409A. It is the intent of the Company that this Agreement comply with the requirements of Section 409A of the Code and all guidance issued thereunder by the U.S. Internal Revenue Service (“Section

409A”) with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon the Executive under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A or any damages for failing to comply with Section 409A. If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A, such amounts shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute nonqualified deferred compensation subject to Section 409A, any such reimbursements or in-kind benefits shall be paid or provided in accordance with the requirements of Section 409A, including, without limitation, (a) in no event shall reimbursements by the Company under this Agreement be made later than the last day of the calendar year next following the calendar year in which the expense was incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of any reimbursement (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) or in-kind benefits that the Company is obligated to pay or provide during a given calendar year shall not affect the amount of reimbursement or in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and (c) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit. In the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination, amounts and benefits that constitute nonqualified deferred compensation subject to Section 409A that would otherwise be payable or provided during the six-month period immediately following the Date of Termination shall instead be paid or provided on the first business day after the date that is six (6) months following the Executive’s Date of Termination (or, if earlier, on the date of the Executive’s death).

8.Section 280G.

(a)    The Executive shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, in the event that the Accounting Firm shall determine that receipt of all payments or distributions in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (the “Payments”) would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether the Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Net After-Tax Receipt (as defined below) of unreduced aggregate Payments would be equal to or less than one-hundred ten percent (110%) of the Net After-Tax Receipt of the aggregate Payments if the Payments were reduced to the Reduced Amount.

(b)    If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than five (5) business days following the Effective Date, or such later date on which there has been a Payment. The reduction of the Payments, if applicable, shall be made in the order that would provide the Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Executive, or otherwise determined by the Accounting Firm). All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company. To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Corporation (within the meaning of Q&A-2(b) of Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Section 280G of the Code in accordance with Q&A-5(a) of Section 280G of the Code.

(c)    As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts shall have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which shall have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company, without interest; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive, without interest.

(d)    For purposes of this Section 8, the following terms have the meanings set forth below:

i.    “Reduced Amount” shall mean $1000.00 less than the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 8, and

ii.    “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s).

(e)    The parties hereto shall provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 8. For purposes of making the calculations required by this Section 8, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

9.Miscellaneous.

(a)    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive deferred compensation or other plan or program provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any employment, stock option, performance stock units or other agreements with the Company or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement, and shall not in any manner be included in the determination of benefits calculated under Section 3 hereof. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Companies or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives a severance payment pursuant to Section 3(b) hereof, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

(b)    Entire Agreement. This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof, and from and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(c)    Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others or by any amounts received by Executive from others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided in Section 8, such amounts shall not be reduced whether or not the Executive obtains other employment.

(e)    Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. All rights under this Agreement are personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by shall or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable in the event of the Executive’s death or Disability by the Executive’s legal representatives, heirs and legatees.

(f)    Withholding of Taxes. The Company may withhold from any amount payable or benefit provided under this Agreement such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

(g)    No Right to Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. Nothing contained in the Agreement shall affect such rights to terminate, provided, however, that nothing in this Section 9(g) shall prevent the Executive from receiving any amounts payable pursuant to Sections 3, 4 or 5 of this Agreement in the event of a termination described in such Sections.

(h)    Alternate Dispute Resolution. In the event of a dispute arising from or relating to this Agreement, the parties hereto agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties hereto or, at the option of a party, to mediation by the American Arbitration Association (“AAA”). Any such mediation will be held in Orange County, Florida. Each party shall bear an equal share of the mediator’s fees and expenses. All defenses based on passage of time shall be suspended pending the termination of the mediation. Nothing in this Section 9(h) shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. In the event mediation is unsuccessful, the parties hereto agree to submit the matter for binding arbitration by AAA and in accordance with the applicable AAA rules. Any such arbitration will be conducted in Orange County, Florida. Each party shall bear an equal share of the arbitrator’s fees and expenses, any costs for the hearing facility and any costs of AAA arbitration service. Any other fees and expenses incurred by a party during the mediation or arbitration of a dispute are the party’s responsibility subject to remedies awarded by the arbitrator in accordance with applicable law.

(i)    Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Florida, without giving effect to the conflict of laws principles thereof.

(j)    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(k)    Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company shall be directed to the attention of [for the SVP, CHRO: the Chief Executive Officer / for all other executives: the Chief Human Resources Officer] of the

Company at the address of the Company’s headquarters, and notice to the Executive shall be directed to the Executive at the Executive’s most recent personal residence on file with the Company.

(l)    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(m)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date written below.

EXECUTIVE

____________________________
[Name of Executive]
Date:

DARDEN RESTAURANTS, INC.

____________________________
By:
Date:

EXHIBIT A

Release

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever releases and discharges the Company, its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, shareholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Company and any services that you provided to the Company; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Equal Pay Act and any similar state law, including the Florida Civil Rights Act, the Florida Whistleblower Act, the Florida Minimum Wage Act, Florida Statute §448.08 (and any other claim for unpaid wages or other compensation under Florida law), as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement. This Release also excludes any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates. You further acknowledge and agree that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company. You further agree that while this Release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Release, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.

You acknowledge:

(a)
That you were provided [twenty-one (21) / forty-five (45)] full days during which to consider whether to sign this Release. If you have signed this Agreement prior to the expiration of the [21-day / 45-day] period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understand all of the terms of this Release[, including its Attachment A].

(c)
That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.

(d)	That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Release.

(e)
That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release. And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

(f)	That these terms are final and binding on you.

(g)	That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

[Name of Executive]     Date